Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated July 1, 2004, accompanying the consolidated financial statements included in the Annual Report of Berliner Communications, Inc. on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Novo Networks, Inc. on Forms S-8 (File No. 33-43032).

/s/ Grant Thornton, LLP Philadelphia, Pennsylvania
September 13, 2006